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                                                                     EXHIBIT 2.2

          AMENDMENT TO AGREEMENT AND PLAN OF MERGER BETWEEN AMERICAN
               GENERAL VENTURES, INC. AND NUCLEUS HOLDING CORP.

   This Amendment to Agreement and Plan of Merger between American General Ventures, Inc., a Nevada corporation (the "Buyer") and Nucleus Holding Corporation, an Illinois corporation (the "Target") is entered into as of December 23, 1998.

   WHEREAS, an Agreement and Plan of Merger (the "Agreement of Merger") between Buyer and Target was entered into as of October 28, 1998; and

   WHEREAS, paragraphs (ii) and (iii) of Section 7(a) of the Agreement of Merger provides for termination of the Agreement of Merger, under certain circumstances, if the Closing (as defined therein) has not occurred on or before December 31, 1998; and

   WHEREAS, on or about December 7, 1998, the Securities and Exchange Commission (the "SEC") notified the Buyer that the preliminary proxy materials filed by the Buyer relating to the Special Buyer Meeting (as defined in the Agreement of Merger) would be subject to full review by the SEC: and

   WHEREAS, the parties hereto believe that due to the nature of the review, the Special Buyer Meeting will not be able to be held until February 1999; and

   WHEREAS, the parties wish to provide for extension of the Agreement of Merger, pending SEC review;

   NOW, THEREFORE, in consideration of the premises and the mutual covenants therein contained, the parties hereto agree as follows:

     1. The references to "December 31, 1998" in paragraphs (ii) and (iii) of
  Section 7(a) of the Agreement of Merger shall be deleted and replaced by references to "February 28, 1999."

     2. Except as modified hereby, all other terms and conditions of the Agreement of Merger shall remain in full force and effect.

   IN WITNESS WHEREOF, the parties have executed this Amendment to Agreement and Plan of Merger as of the date first above written.

American General Ventures, Inc.          Nucleus Holding Corporation

By: /s/ Steven Walker                    By: /s/ John Paulsen
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Title: President                         Title: President